Exhibit 10.90

RUSS BERRIE AND COMPANY, INC.
STOCK OPTION AGREEMENT
Date of Grant:  June 1, 2004

In accordance with the Employment Agreement (the “Employment Agreement”) dated as of April 9, 2004, between Russ Berrie and Company, Inc., a New Jersey corporation (together with its successors and assigns, the “Company”) and Andrew R. Gatto (the “Executive”), the Company does hereby grant to the Executive, as of the grant date set forth above, a stock option (the “Option”) to purchase an aggregate of 150,000 shares of its Common Stock (stated value $.10 per share) (“Shares”) at the price of $19.53 per share (the “Option Price”), upon the following terms and conditions.  Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Employment Agreement.

1.                                       (a)                                  This Option is intended to be a non-qualified stock option.

(b)                                 Except as provided in Sections 2 and 4 below, this Option shall vest and become exercisable ratably over five years (20% per year) from the Date of Grant and have a term of ten years from the Date of Grant, provided, however, the term of exercisability of a vested portion of the Option shall be subject to the provisions of Section 2 below.

2.                                       (a)                                  If the employment of the Executive under the Employment Agreement is terminated by the Company without Cause or by reason of the Disability of the Executive, or by the Executive for Good Reason, whether or not in connection with a change in control, or by reason of the Executive’s death, any outstanding unexercised portion of this Option, whether or not vested and/or exercisable on the Termination Date, shall be deemed fully vested and exercisable and may be exercised for two years after the Termination Date or the remainder of the ten-year term of the Option, whichever period is shorter.  The “Termination Date” is the date on which the Executive’s employment under the Employment Agreement ceases.

(b)                                 Upon any Change in Control (as defined in the definition of Good Reason in the Employment Agreement), any outstanding unexercised portion of this Option, whether or not vested and/or exercisable on the date of such Change in Control, shall be deemed fully vested and exercisable.  In the event that holders of Shares receive cash, securities or other property in respect of their Shares in connection with a Change in Control, the Company shall use reasonable efforts to enable the Executive (if he so elects) to exercise this Option at a time and in a fashion that will entitle him to receive in exchange for any Shares thus acquired the same consideration as is received in such Change in Control by other holders of Shares.

(c)                                  If the employment of the Executive under the Employment Agreement is terminated by the Company for Cause or by the Executive without Good Reason, and not due to death or Disability, any outstanding unexercised unvested portion of this Option will be cancelled and deemed terminated as of the Termination Date and any unexercised, vested portion of this Option may be exercised through the earlier of (x) 30 days after the Termination Date or (y) the 10th anniversary of the Date of Grant.

3.               This Option shall be exercised by giving written notice of exercise to the Company at 111 Bauer Drive, Oakland, NJ  07430 (Attention: Chief Financial Officer) as follows:

(a)                                  Method of Exercise.  In order to exercise this Option in whole or in part, the Executive shall submit to the Company a writing specifying the whole number of Shares in respect of which the Option is being exercised and accompanied by payment in full (or an arrangement for payment in full) in accordance with Section 3(b) below of the aggregate Option Price of the Shares in respect of which the Option is being exercised.  The number of Shares for which the Option has thus been exercised shall then promptly be issued by the Company (the “Option Shares”) and a certificate for such Shares shall be promptly delivered to the Executive.

(b)                                 Method of Payment.  Payment of the aggregate Option Price for Option Shares may be made (i) by delivery to the Company of cash or a check to the order of the Company and backed by sufficient funds in an amount equal to the aggregate Option Price of such Shares; (ii) to the extent that use of this procedure will not result in any incremental accounting charges to the Company, by authorizing the Company to withhold Shares that would otherwise be delivered to the Executive having an aggregate Market Price on the date of exercise equal to the aggregate Option Price of the Option Shares; (iii) by delivery to the Company of Shares then owned by the Executive having an aggregate Market Price on the date of delivery equal to the aggregate Option Price of the Option Shares; or (iv) by any combination of (i), (ii) or (iii).  The Company shall also from time to time make available to the Executive any “cashless exercise” procedure that it then makes available to other option holders who are directors and executive officers of the Company.

(c)                                  Delivery of Shares in Payment of Option Price.  Payment by delivery of Shares may be effected by delivering one or more stock certificates or by otherwise delivering Shares to the Company’s reasonable satisfaction, in each case accompanied by such endorsements, stock powers, signature guarantees or other documents or assurances as may reasonably be required by the Company.  If a certificate or certificates or other documentation representing Shares in excess of the amount required are delivered, a certificate (or other satisfactory evidence of ownership) representing the excess number of Shares shall be returned by the Company.  The Company need not accept fractional Shares.

4.               The number and type of securities (or other property) subject to this Option, the price to be paid therefor, and the other terms of this Agreement, shall be subject to adjustment as follows:

(a)                                  In the event of any dissolution or liquidation of the Company, sale of all or substantially all of the assets of the Company, merger or consolidation of the Company with or into any other corporation if the Company is the surviving corporation, statutory share exchange involving capital stock of the Company, reorganization, recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, stock combination, rights offering, spin-off or other relevant change, the Committee (as defined in the Company’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the “2004 Plan”)) may adjust the Option Price of the Option and may make any or all other adjustments deemed appropriate by the Committee in good faith, including, without limitation, accelerating the vesting and/or exercise period pertaining to the Option; such adjustment shall be made on a basis that is no less favorable to the Executive than the adjustment, if any, made in respect of such event to options held by persons who are directors and executive officers of the Company is to such holders.

(b)                                 In connection with a Business Combination (as defined in the 2004 Plan), the Committee (as defined in the 2004 Plan), in its sole discretion, may provide for (i) the assumption of the Option by a successor corporation (or a parent or subsidiary thereof), (ii) the substitution for the Option of new awards covering the stock of a successor corporation (or a parent or subsidiary thereof), with appropriate adjustments as to the number and kind of shares and exercise prices, (iii) upon 10 days’ advance notice from the Committee to the Executive, the acceleration of the vesting and/or exercise period pertaining to the Option or (iv) upon 10 days’ advance notice from the Committee to the Executive, (x) the cancellation of any outstanding portion of the Option that is then exercisable and the payment to the holder thereof, in cash or stock, or any combination thereof, of the value of such portion based upon the price per share of Stock received or to be received by other stockholders of the Company in connection with the Business Combination, and (y) the cancellation of the portion of the Option that is not then exercisable.  In the event of any continuation, assumption or substitution contemplated by the foregoing clauses, the Option shall continue in the manner and under the terms so provided.

(c)                                  If, by reason of any adjustment to the Option pursuant to the provisions described above, the Executive shall be entitled to new, additional or different shares of stock or securities of the Company or any other corporation in respect of the Option, such new, additional or different shares shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares subject to the Option prior to such adjustment.

5.               This Option shall not be assignable or transferable except by will or by the laws of descent or distribution provided, however, that the Executive may transfer all or any portion of the Option to a member of his Immediate Family (as defined under the 2004 Plan), a trust for the benefit of the Executive or any member of his Immediate Family, partnerships in which the Executive or his Immediate Family members and/or trusts are the only partners, and/or any organization exempt under Section 501(c) of the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to the provisions of Section 2, this Option shall be exercisable only by the Executive or his permitted assignee or transferee.

6.               Nothing contained in this Agreement shall confer upon the Executive any right with respect to continuance of employment by the Company nor limit in any way the right of the Company to terminate or modify his employment at any time, with or without Cause.

7.               Any determination of the Committee as to any adjustments pursuant to Section 4 hereof shall be final, conclusive and binding upon the Executive and any person claiming under or through the Executive, to the extent made by the Committee in good faith.

8.               If the Company is for any reason required to withhold any amount under the tax laws or regulations of the United States, any jurisdiction thereof or local government with respect to the transfer of Option Shares upon exercise of the Option (“Withholding Taxes”), the Executive or other person receiving such Shares shall be required to pay the Company the amount of any such Withholding Taxes, such payment to be made in any of the fashions authorized under Section 3(b) above.

9.               The Company shall not be required to issue or deliver a certificate for Option Shares unless the issuance and delivery of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges, if any, on which the Company’s shares of Common Stock may, at that time, be listed; provided, however, that the Company shall use reasonable efforts to satisfy, as promptly as possible, any condition (other than those in the Executive’s control) that would permit such issuance or delivery.

10.         Notwithstanding anything contained herein to the contrary, in the event that the disposition of Option Shares is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Option Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder.  The certificates evidencing any of such Option Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

11.         The provisions of Sections 9, 10, 11(A), 12, 14, 16, and 19 of the Employment Agreement shall be deemed incorporated into this Agreement as if fully set forth herein.  Any claims or disputes arising out of, or relating to, this Agreement shall be deemed “Disputes” to which Section 11(B) of the Employment Agreement applies.

12.         The Executive shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon exercise of the Option granted hereunder unless and until certificates representing such shares shall have been issued by the Company.

13.         The Company shall, upon and to the extent of any written request from the Executive, use reasonable efforts to assure that all Option Shares shall upon issuance and delivery, be (i) fully registered (at the Company’s expense) under the Securities Act, for both issuance and resale, (ii) registered or qualified (at the Company’s expense) under such state securities laws as the Executive may reasonably request, for issuance and resale and (iii) listed on a national securities exchange or eligible for sale on the NASDAQ National Market and that all such shares, upon issuance, shall be validly issued, fully paid and nonassessable.  The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of this Agreement and shall pay all original issue taxes with respect to the issuance of Option Shares upon exercise of the Option and all other fees and expenses incurred in connection therewith.

14.         “Market Price”, when used with respect to the price of a Share on a particular day, shall mean the closing price for which a Share is purchased that day (or, if no purchases have been made on such day, on the most recent preceding day on which such a purchase occurred) on the principal national securities exchange or national market system on which Shares are then listed or eligible for sale (or, if Shares are not then listed or eligible for sale on any such exchange or market system, the price as determined by agreement between the Parties or, in the absence of such agreement, the price as determined reasonably, and in good faith, by the Board).

RUSS BERRIE AND COMPANY, INC.

BY:	/s/ John Wille
Name:	John Wille
Title:	Vice President and Chief Financial Officer

AGREED TO AND ACCEPTED AS OF THE
DATE OF GRANT SET FORTH ABOVE:

/s/ Andrew Gatto
ANDREW R. GATTO